Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

BBQ Acquisition, Inc.

as “Buyer,”

and

GRANITE CITY FOOD & Brewery Ltd.

and

THose Persons Listed on SCHEDULE A

as “Sellers”

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SCHEDULES

Schedule A	Sellers

Schedule 1.1(a)	Acquired Leased Real Property

Schedule 1.1(g)	Acquired Contracts List

Schedule 1.2	Excluded Assets

Schedule 1.5(a)	Acquired Contracts List

Schedule 4.1(j)	Employee Benefit Plans

Schedule 4.1(k)	Liquor Licenses

Schedule 4.1(l)	Intellectual Property

Schedule 4.1(l)(i)	Intellectual Property Infringement by Third-Parties

Schedule 4.1(l)(ii)	Intellectual Property Infringement by Sellers

Schedule 4.1(m)	Environmental Matters

Schedule 4.1(n)	Malware

Schedule 4.1(o)	Contracts

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Schedule 4.1(p)	Leases

Schedule 4.1(r)	Financials

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 11, 2020 (the “Execution Date”), is made by and among those persons listed on Schedule A attached to this Agreement (each individually, “Seller”, and collectively, “Sellers”), and BBQ Acquisition, Inc., a Minnesota corporation, its successors and assignees (“Buyer”). Unless otherwise set forth in this Agreement, capitalized terms used in this Agreement are defined or cross‑referenced in Article X.

RECITALS

WHEREAS, Sellers own and operate a portfolio of two restaurant brands, Granite City Food & Brewery (the “Granite City Business”) and Cadillac Ranch (the “Cadillac Ranch Business” and together with the Granite City Business, the “Business”);

WHEREAS, on December 16, 2019 (the “Petition Date”), Sellers commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”);

WHEREAS, this Agreement will constitute an APA (as such term is defined in the Bidding Procedures);

WHEREAS, Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, assign, transfer and deliver to Buyer the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement;

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) will be consummated pursuant to a Sale Order in accordance with Sections 105, 363, 365, 1146 and all other applicable provisions of the Bankruptcy Code and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court;

WHEREAS, pursuant to the Bidding Procedures, Sellers conducted an Auction (as such term is defined in the Bidding Procedures) to determine the highest and otherwise best offer for the Acquired Assets; and

WHEREAS, the Transactions are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order to be entered by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Sellers and Buyer agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE ACQUIRED ASSETS

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Section 1.1 Transfer of Acquired Assets.

At the Closing, and upon the terms and conditions set forth in this Agreement and pursuant to sections 105, 363 and 365 of the Bankruptcy Code, each Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from each Seller, all of such Seller’s right, title and interest in, to and under the following properties, assets and rights used primarily by Sellers in connection with the operation of the Granite City Business free and clean of all Liens (other than Permitted Liens and Assumed Liabilities) (collectively the “Acquired Assets”):

(a)

All real property: (i) owned by any Seller, including but not limited to Seller’s facility in Ellsworth, IA; or (ii) leased to any Seller pursuant to the Real Property Leases listed on Schedule 1.1(a), to which such Seller is a party, including all Leasehold Improvements thereon owned by any Seller  (collectively, the “Leased Real Property”);

(b)	All cash, cash equivalents and similar cash items at each Leased Real Property location on the Closing Date in cash registers, safes, strongboxes and lock boxes consistent with past practice;
(c)

All Inventory (other than alcoholic beverage inventories in jurisdictions where the Law does not permit Buyer to take title to such inventories until it obtains the requisite Liquor License approvals from the relevant Governmental Authority; provided,  however, Sellers shall transfer, assign, convey and deliver to Buyer such alcoholic beverage inventories in each instance upon issuance of the relevant Liquor License approval or other authorization from the relevant Governmental Authority (whichever occurs first));

(d)

All tangible personal property, including machinery, equipment, furniture, fixtures, office equipment, computer hardware, computers, computer equipment, tools, information technology infrastructure, supplies, office supplies, and other tangible personal property of any kind owned by Sellers, and all warranties and licenses of Sellers thereunder or related thereto;

(e)	All prepaid expenses of Sellers related to the Acquired Assets (“Prepaid Expenses”);
(f)

All deposits paid or held by Sellers related to or arising from the Acquired Assets, including, without limitation, any deposits under the Real Property Leases (“Acquired Deposits”), but excluding Utility Deposits;

(g)	The Contracts listed on Schedule 1.1(g) to which any Seller is a party (collectively, the “Acquired Contracts”);
(h)

All permits, authorizations and licenses (collectively, the “Permits”) issued to any Seller by any Government, to the extent assignable, arising out of or relating to the Acquired Assets, other than alcohol permits (including Liquor Licenses) in

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jurisdictions where the Law does not permit Buyer to take title to such Permits until it obtains the requisite approvals from the pertinent Governmental Authority (in which case Sellers shall transfer, assign, convey and deliver to Buyer such Permits in each instance upon issuance of the requisite approvals from the relevant Governmental Authority);

(i)	All insurance benefits, rights and proceeds arising from or relating to any event or incident that affects, impacts or alters any Acquired Asset between the Execution Date and the Closing Date;
(j)	All cars, trucks, forklifts, other industrial vehicles and other motor vehicles owned by Sellers;
(k)	All Intellectual Property owned by Sellers for the Granite City Business, including the items set forth on Schedule 4.1(l);
(l)	All Improvements;
(m)	All marketing materials;
(n)	All rights to the telephone and facsimile numbers, websites, URLs, internet domain names, social media accounts, and email addresses used by Sellers;
(o)	All Records, related to the Acquired Assets and Assumed Liabilities, other than Records related to income Taxes of Sellers (provided that Sellers are entitled to retain copies of all Records);
(p)

All goodwill associated with the Granite City Business or the Acquired Assets, including all goodwill associated with the Intellectual Property Rights owned by Sellers and all rights under any confidentiality agreements executed by any third party for the benefit of any of Sellers to the extent relating to the Acquired Assets and/or the Assumed Liabilities (or any portion thereof);

(q)

All rights of Sellers under noncompete or non-solicitation agreements with current or former employees, directors, consultants, independent contractors and agents of any of Sellers to the extent relating to the Acquired Assets and/or the Assumed Liabilities (or any portion thereof);

(r)

All other rights, demands, claims, credits, allowances, rebates or other refunds (including any vendor or supplier rebates) and rights in respect of promotional allowances or rights of setoff (whether or not known or unknown or contingent or non-contingent), other than against Sellers, arising out of or relating to the Granite City Business as of the Closing;

(s)	All rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent relating

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to equipment purchased, products sold, or services provided, to Sellers or to the extent affecting any Acquired Assets and/or Assumed Liabilities;
(t)

Except as otherwise excluded under Section 1.2, all rights, claims, rights of offset, causes of action, lawsuits, judgments and other claims or demands of any nature against any third party arising out of, and only with respect to, the Acquired Assets or Assumed Liabilities;

(u)	all other assets that are related to or used in connection with the Acquired Assets or the Granite City Business (but excluding all of the Excluded Assets); and
(v)	All Avoidance Actions.

Notwithstanding anything herein to the contrary and in addition to Buyer’s designation rights pursuant to Section 1.6, Buyer may, from time to time (but in no event later that sixty (60) days following the Closing Date) (such period, the “Designation Rights Period”), amend the Acquired Assets so as to include additional assets in its sole and absolute discretion (except that Buyer may not add as an Acquired Asset anything specifically listed as an Excluded Asset below); provided,  however, that (i) Buyer shall be solely responsible for all cost and expenses associated with any asset which is designated as an Acquired Asset pursuant to this section, (ii) no such addition shall result in any adjustment to the Purchase Price and (iii) Sellers shall remain liable under any Leased Real Property which is designated as an Acquired Asset pursuant to this section unless and until a particular Real Property Lease is assumed and assigned to Buyer.  Furthermore, Buyer may, from time to time, remove any Acquired Asset from this Section 1.1 in its sole and absolute discretion until the period ending sixty (60) days following the Closing Date and elect to treat such Contract, Permit or other asset as an Excluded Asset; provided,  however, that no such removal will result in any adjustment to the Purchase Price.

Section 1.2 Excluded Assets.

 Notwithstanding anything to the contrary in this Agreement, each Seller will retain its right, title and interest in, to and under all of its properties, assets and rights not otherwise an Acquired Asset (collectively, the “Excluded Assets”), including:

(a)	Except as set forth in Section 1.1(b), all Sellers’ cash, checks, cash equivalents, and cash in-transit;
(b)	All trade accounts receivable of Sellers in existence as of the Closing Date (collectively, the “Accounts Receivable”);
(c)

All amounts and funds (rebates and dividends) on account of, accrued by or due to Sellers pursuant to any agreement or arrangement with such companies for all periods prior to the Closing not included in Section 1.1(r) (collectively, the “Rebates”);

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(d)	All equity ownership interests in each Seller;
(e)	All rights to refunds of or credits for Taxes of Sellers previously paid by Sellers prior to the Closing Date, and any records relating to Taxes of Sellers;
(f)

Subject to Section 1.1(i), all insurance premiums, policies, contracts and coverage obtained by Sellers and all rights to insurance proceeds or other Contracts of insurance or indemnity (or similar agreement) recoveries;

(g)	All rights of and benefits to Sellers under this Agreement, the Ancillary Agreements or any other agreements or instruments otherwise delivered, executed or made in connection with this Agreement;
(h)	The Contracts to which any Seller is a party that is not an Acquired Contract;
(i)	All Utility Deposits;
(j)	The assets listed on Schedule 1.2;
(k)

Corporate seals, minute books, charter documents, stock transfer records, record books, original Tax and financial records and such other files, books and records relating to any of the Excluded Assets or to the organization, existence or capitalization of any Seller; and

(l)

All of Sellers’ rights, title and interest in, to and under the properties, assets and rights used primarily by Sellers in connection with the operation of the Cadillac Ranch Business and located at a Cadillac Ranch restaurant location.

Section 1.3 Assumption of Liabilities.

 At the Closing, Buyer will assume, and thereafter pay, perform and discharge when due, the following liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)

All liabilities and obligations under the Acquired Contracts, including, without limitation, all cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Acquired Contracts (such cure costs are, collectively, the “Cure Costs”);

(b)	All liabilities and obligations in respect of any gift cards, gift certificates, loyalty programs or similar items relating to the Business;
(c)

All liabilities and obligations under the Worker Adjustment and Retraining Notification Act of 1988, or similar state or local law regarding employee terminations, if any, arising out of or resulting solely from layoffs or termination of employees in the Granite City Business by Buyer after the Closing;

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(d)

All liabilities and obligations related to accrued store-level bonuses, vacation days, sick days or other paid time-off, that is earned or accrued by, but not yet payable to, employees, officers, directors or contractors of Sellers that Buyer hires as an employee as part of this Transaction;

(e)	All accrued but unpaid Property Taxes, if any, related to or arising from the ownership of the Acquired Assets;
(f)

All liability for (i) accrued but unbilled or not due rent charges arising under the Leased Real Property, including adjustments, reconciliations and indemnity obligations and (ii) all cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Leased Real Property, whether arising prior to or following the Petition Date; and

(g)	Those liabilities and obligations assumed by or made the responsibility of Buyer as set forth elsewhere in this Agreement.
Section 1.4 Excluded Liabilities.

Notwithstanding anything to the contrary in this Agreement, each Seller will retain, and remain liable and obligated for any of its respective liabilities not otherwise included in the Assumed Liabilities and the Parties expressly acknowledge and agree that Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any liabilities of Sellers of any nature, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”), including without limitation:

(a)	Any liability arising from or related to the Excluded Assets, including without limitation the Excluded Contracts;
(b)	Any and all claims, charges, lawsuits and causes of action based on:
(i)

age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, military status, citizenship status, genetic information, source of income, entitlement to benefits, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders;

(ii)

violations of personnel policies, handbooks or any covenant of good faith and fair dealing or breaches of any written or implied contract of employment; violations of public policy or common law, including, but not limited to, claims for: personal injury; invasion of privacy; retaliatory or wrongful discharge; whistle blowing; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract;

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negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel;
(iii)

obligations for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), wages, bonuses, commissions, disability, retirement or welfare benefits, unemployment or worker’s compensation, vacation pay and sick pay, compensatory damages, penalties, liquidated damages, punitive damages, other payments, and/or interest; any obligations for compensation or payments in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that may have been developed, produced, created, designed, modified, improved, enhanced or revised, including, without limitation, any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets;

(iv)	violations of any applicable foreign, federal, state or local law currently in effect relating to pollution, the protection of the environment or natural resources; and
(v)

violations of any other federal, state or local law to the extent arising prior to the Closing Date, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, as amended in 1991, the Civil Rights Act of 1866, as amended (42 U.S.C. Section 1981), the Civil Rights Act of 1991, as amended (42 U.S.C. Section 1981a), the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Worker Adjustment and Retraining Notification Act of 1988, the Family and Medical Leave Act, as amended, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, and the Employee Polygraph Protection Act.

(c)

All Employee Benefit Plan liabilities and obligations, including, without limitation, for continuation coverage under any Employee Benefit Plan pursuant to the requirements of Section 4980B of the Code and COBRA, and all liabilities and obligations of Sellers relating to employees, former employees, persons laid-off or on inactive status, or their respective dependents, heirs or assigns, who have received, who are receiving as of the Closing Date, or who are or could become eligible to receive any short-term or long-term disability benefits or any other benefits of any kind arising out of or related in any way to the employment of persons by Sellers.

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(d)	Any liabilities and obligations that relate solely to Sellers’ Corporate Level operations and employees;
(e)	Any liability for Taxes, including but not limited to income, franchise, sales, or similar, arising out of or resulting from Sellers’ operations prior to the Closing Date;
(f)	Except as otherwise provided for herein, any liability and obligation that arises out of Seller’s operations prior to the Closing Date;
(g)

Except as set forth in Section 1.3(d), all liabilities and obligations related to any wages, bonuses or other compensation or benefits, including without limitation, vacation days, sick days or other paid time-off, that is earned or accrued by, or with respect to, employees, officers, directors or contractors of Sellers prior to the Closing;

(h)

All liabilities and obligations under the Worker Adjustment and Retraining Notification Act of 1988, or similar state or local law regarding employee terminations, if any, arising out of or resulting solely from layoffs or termination of employees by Seller or related to any business other than the Granite City Business; and

(i)	Any liabilities and obligations that relate primarily to the Cadillac Ranch Business.
Section 1.5 Assumption and Assignment of Contracts.
(a)

Schedule 1.5(a) (the “Acquired Contract List”) sets forth a list of all Contracts to which a Seller is a party and which Buyer has designated to be included as an Acquired Contract, together with estimated Cure Costs for each Acquired Contract.  From and after the Execution Date until the date of the auction contemplated by the Bidding Procedures, Sellers shall make such additions, deletions, and amendment to Schedule 1.5(a) as Buyer shall request in writing. Any such deleted Contract shall be deemed to no longer be an Acquired Contract. Any such added Contract shall be deemed an Acquired Contract. Only Contracts listed on Schedule 1.5(a) shall be designated as an Acquired Contract or Acquired Asset and any Contract of Sellers not listed on Schedule 1.5(a) shall be deemed “Rejected Contracts.”  For the avoidance of doubt, in the event that any Leased Real Property is deemed a Rejected Contract, all assets of Sellers to the extent related to such Leased Real Property shall become Excluded Assets.

(b)

In connection with the assumption and assignment to Buyer of any Acquired Contract that is executory pursuant to this Section 1.5, the Cure Costs, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Acquired Contracts, shall be paid by Buyer at the Closing, as part of the Total Consideration in Section 2.1.

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(c)

Sellers shall use their respective commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Acquired Contracts to Buyer (the “Assumption Approval”) on the terms set forth in this Section 1.5.  In the event Sellers are unable to assign any such Acquired Contract to Buyer pursuant to an order of the Bankruptcy Court, then the Parties shall use their commercially reasonable efforts to obtain, and to cooperate in obtaining, all Consents from Governmental Authorities and third parties necessary to assume and assign such Acquired Contracts to Buyer, including, in the case of Buyer, paying any applicable Cure Costs; provided, however, that Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.

Section 1.6 Designation Rights.
(a)

During the Designation Rights Period, Sellers shall (A) not reject any Contract unless such Contract is expressly designated by Buyer in writing as an Excluded Contract under Section 1.5, Buyer fails to pay amounts owed with respect to such Contract in accordance with subsection (b) of this Section 1.6 (after having been afforded written notification and an opportunity to cure such failure in accordance with this Agreement) or unless otherwise agreed to in writing by Buyer and (B) hold all Permits and other assets specified by Buyer in writing in abeyance pending designation for assignment or exclusion by Buyer in accordance with this Section 1.6.

(b)

Any Contract not designated by Buyer in writing as either an Assumed Contract on the Assumed Contract List, or an Excluded Contract by express notice of the same, and any Permits and other assets designated in writing by Buyer, in each case prior to Closing, shall constitute a “Designation Rights Asset.” Buyer shall have the right, by written notice to Sellers within the Designation Rights Period, to specify that (A) any Designation Rights Asset that is a Contract shall be held by the Sellers and not rejected pursuant to Section 365 of the Bankruptcy Code for the duration of the Designation Rights Period or earlier as provided in this Section 1.6, and (B) any Designation Rights Asset that is not a Contract shall be held by Sellers in abeyance during the Designation Rights Period pending designation for assignment or exclusion by Buyer in accordance with this Section 1.6. With respect to any Designation Rights Asset, (i) Buyer shall be solely responsible for and directly pay for all costs associated with the continuation, operation or holding by Sellers of such Designation Rights Asset, for the period from the Closing through the earlier of (A) the end of the Designation Rights Period and (B) the date of Sellers’ receipt of written notice from Buyer designating the assignment or exclusion of such Designation Rights Asset, including but not limited to, the reasonable attorney fees and costs arising from preparing, filling and arguing a motion to extend the time period under Section 365(d)(4)(B) of the Bankruptcy Code, (ii) for the avoidance of doubt, all consideration received by Sellers in respect of, and other benefits deriving from, such Designation Rights Asset (including Designation Rights Assets sold or assigned to third parties in accordance with clause (c) below) shall be promptly

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delivered to Buyer, (iii) if such Designation Rights Asset is a Real Property Lease and if Buyer is granted access to and uses such property prior to designating such Real Property Lease as an Assumed Contract, Buyer shall purchase insurance (including liability and casualty policies) covering such real property consistent with Buyer’s past practices and shall name Sellers, landlords, managing agents and other required parties as additional parties under such policies, and (iv) the foregoing shall not affect the validity of the transfer to Buyer of any other Acquired Asset whether or not related to such Designation Rights Asset. For the avoidance of doubt, Buyer shall retain the right to use all furniture, equipment, supplies and Inventory at any restaurant that is a Designation Rights Asset, and to receive one hundred percent (100%) of the proceeds from the sale or use of such furniture, equipment, supplies and Inventory, in each case during the Designation Rights Period. In the event that the costs associated with any Designation Rights Asset exceed the designation rights budget (a “Designation Cost Overage”), Buyer shall not be liable for such Designation Cost Overage, other than as a result of damage or destruction of any Real Property Lease or as a result of the Buyer’s gross negligence or willful misconduct.

(c)

As to each Designation Rights Asset, as soon as practical after receiving further written notice(s) (each, a “Designation Notice”) from Buyer during the Designation Rights Period requesting assumption, assignment and sale of any Designation Rights Asset to Buyer or a third party, Sellers shall, subject to Buyer or such third party demonstrating adequate assurance of future performance thereunder and Buyer or such third party paying all Cure Costs to the extent required by Section 365 of the Bankruptcy Code, take all actions required by the Sale Order or otherwise that are reasonably necessary to seek to assume, assign and sell to Buyer or such third party the applicable Designation Rights Asset pursuant to Section 363 of the Bankruptcy Code and, if such Designation Rights Asset is a Contract, Section 365 of the Bankruptcy Code.

(d)

Following the earlier of (A) the end of the Designation Rights Period and (B) the date of Sellers’ receipt of written notice from Buyer designating the exclusion of a Designation Rights Asset, a Designation Rights Asset shall be deemed to be an Excluded Asset for all purposes under this Agreement except with respect to Buyer’s obligations to pay all amounts associated with such Designation Rights Asset as expressly required by Section 1.6(b) above.

(e)	Sellers and Buyer agree and acknowledge that the covenants set forth in this Section 1.6 shall survive the Closing.
(f)

Notwithstanding anything in this Agreement to the contrary, on the date any Designation Rights Asset is assumed, assigned and sold to Buyer or its designee pursuant to this Section 1.6, such Designation Rights Asset shall be deemed an Acquired Asset for all purposes under this Agreement and no further consideration (except for the applicable Cure Costs with respect to Designation Rights Assets that

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are Contracts) shall be required to be paid for any Designation Rights Asset that is assumed, assigned and sold to Buyer or its designee.
(g)

Sellers shall use reasonable best efforts to extend the deadline for assumption or rejection of any Designation Rights Asset that is a Real Property Lease for the maximum permitted period of time under Section 365 of the Bankruptcy Code.

(h)

If the Parties hereto intend for any Assumed Contracts or other assets relating to a specific restaurant that is a Designation Rights Asset to be transferred to Buyer at Closing (and all conditions specified in Article VI have been met with respect to such assets) but Buyer has not obtained Liquor License approvals necessary to sell alcohol at such restaurant and applicable Law prohibits the operation of such restaurant (including the sale of alcohol at such restaurant) pursuant to the terms of a Management Agreement to be entered into in form reasonably satisfactory to Buyer and Sellers, then any Assumed Contracts or other assets associated with such restaurant shall be deemed to be Designation Rights Assets as of the Closing for all purposes and in all respects. Buyer shall notify Sellers of all Assumed Contracts and other assets that Buyer believes may be subject to this Section 1.6(h) prior to the Closing Date; provided, that all Assumed Contracts and other assets associated with such restaurant shall not be deemed to be Designation Rights Assets at Closing if the Liquor License approvals for the applicable restaurant are obtained by Buyer prior to or at Closing, and Sellers shall provide Buyer with a revised designation rights budget reflecting the foregoing one (1) day prior to the Closing Date. Notwithstanding anything to the contrary herein, with respect only to Assumed Contracts or other assets deemed to be Designation Rights Assets at Closing pursuant to this Section 1.6(h), Buyer shall have the option to extend the Designation Rights Period for an additional thirty (30) days upon written notice to Sellers no later than ten (10) days prior to the date on which the Designation Rights Period would otherwise end.

ARTICLE II. CONSIDERATION
Section 2.1 Purchase Price.

The aggregate consideration for the Acquired Assets will be: an aggregate amount in cash equal to Three Million Six Hundred Fifty Thousand Dollars ($3,650,000.00) (the “Unadjusted Purchase Price”) subject to adjustment for the Price Adjustment Costs (as adjusted, the “Final Purchase Price”); plus (b) the assumption by Buyer of the Assumed Liabilities (such assumption, together with the Final Purchase Price, the “Total Consideration”).

Section 2.2 Deposit.
(a)

Simultaneously with the execution of this Agreement, Buyer and Sellers shall execute the Escrow Agreement and Buyer shall deposit with the Escrow Agent cash in immediately available federal funds by wire transfer to an account designated by

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the Escrow Agent, an amount equal to Seven Hundred Ninety-Two Thousand Five Hundred Dollars ($792,500.00) (the “Deposit”), to be applied as provided in Section 2.2.  The Deposit shall be held in escrow by the Escrow Agent in an interest-bearing bank account.

(b)

The Parties shall cause the Escrow Agent to disburse the Deposit and interest earned thereon to Sellers (i) at the Closing as a credit against the Purchase Price, or (ii) if this Agreement is terminated pursuant to Section 7.1(b).  Except as described in the previous sentence, the Parties shall cause the Escrow Agent to return the Deposit to Buyer within two (2) Business Days after any termination of the Agreement pursuant to Section 7.1.

Section 2.3 Purchase Price Adjustment.
(a)	As promptly as practicable, but in no event later than twenty (20) days prior to the Closing Date, Sellers will prepare and deliver to Buyer a calculation of:
(i)	The estimate of the amount of cash to be transferred pursuant to Section 1.1(b) (“Store Cash”);
(ii)	Accrued but unpaid rent under the Acquired Contracts prorated as between the parties through the Closing Date for the month in which Closing occurs (“Rent Costs”); and
(iii)	Accrued but unpaid Property Taxes prorated as between the parties through the Closing Date (“Property Tax Costs” and together with the Rent Costs shall be referred to as the “Property Costs”).
(b)

If Buyer disagrees with Sellers’ calculation of Store Cash, Rent Costs and/or Property Tax Costs (collectively “Price Adjustment Costs”), Buyer may, within ten (10) days after receipt of the Price Adjustment Costs, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer’s calculation of such amount (“Buyer’s Notice”).  Buyer’s Notice will specify those items or amounts as to which Buyer specifically disagrees and the reasons for Buyer’s disagreements, and Buyer will be deemed to have agreed with all other items and amounts contained in the Price Adjustment Costs.

(c)

If Buyer’s Notice is duly delivered, Buyer and Sellers will work in good faith and use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Price Adjustment Costs as of the close of business on the Closing Date.  If Buyer and Sellers are unable to reach such agreement within five (5) days from Sellers’ receipt of Buyer’s Notice, the Bankruptcy Court will determine the amount of the disputed items and the final Price Adjustment Costs; and the Closing Date will be extended

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until such time as the Bankruptcy Court determines the amount of the disputed items and the final Price Adjustment Costs.
(d)

Buyer and Sellers will, and will cause their respective Related Persons to, cooperate and assist in the calculation of Price Adjustment Costs, and in the conduct of the reviews referred to in this Section 2.2, including, without limitation, making available, to the extent necessary, their respective books, records, work papers and personnel.  All amounts to be determined pursuant to this Section 2.2 will be determined in accordance with generally accepted accounting principles in the United States consistently applied using Sellers’ historical methodologies and practices.

(e)

The date upon which the Price Adjustment Costs will be deemed final will be the earlier to occur of the following:  (i) Buyer’s failure to provide a Buyer’s Notice within ten (10) days of its receipt of the Price Adjustment Costs from Sellers; (ii) the mutual written agreement of Buyer and Sellers; or (iii) a final determination by the Bankruptcy Court in accordance with Section 2.3(c).

(f)	The Final Purchase Price will be equal to the Unadjusted Purchase Price less the Price Adjustment Costs.
Section 2.4 Closing Payments

 At the Closing, Buyer will pay the Final Purchase Price as follows:

(a)	by instruction to the Escrow Agent to release the Deposit, by wire transfer of immediately available funds to an account specified by Sellers, or by the Bankruptcy Court, as the case may be; and
(b)

by wire transfer of immediately available funds of the remaining balance of the Final Purchase Price (after credit for the Deposit) to an account specified by Sellers, or the Bankruptcy Court, as the case may be.

Section 2.5 Payment of Price Adjustment Costs.

Following the Closing Date (and no sooner than the Closing Date), Buyer will pay the Cure Costs as determined by the Bankruptcy Court in the Assignment Order directly to the appropriate counterparties to the Acquired Contracts when due, for each of the Acquired Contracts sold, assigned and transferred to it, and Seller shall pay to Buyer the Rent Costs and the Property Tax Costs upon the entry by the Bankruptcy Court of an Assignment Order for each Acquired Contract.  On the Closing Date, Buyer shall pay to Seller the amount of the Store Cash.

Section 2.6 Transaction Taxes.

All Taxes (excluding income taxes), including without limitation all state and local Taxes (excluding income taxes) in connection with the transfer of the Acquired Assets and all recording and filing fees (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and that are not exempt under §1146(a) of the Bankruptcy Code, will be borne by Buyer.  Buyer and

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Sellers will cooperate to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement; (b) provide all requisite exemption certificates; and (c) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate Government taxing authorities.

Section 2.7 Purchase Price Allocation.  Buyer and Sellers agree to allocate the Total Consideration and all other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the treasury regulations thereunder.

ARTICLE III. CLOSING AND DELIVERIES
Section 3.1 Closing.

 The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the fifth Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article VI or on such other date or at such other time as may be mutually agreed to by the parties (the “Closing Date”) and will be effective as of 12:01 a.m. on the Closing Date, but will in no event occur later than thirty (30) days following the approval of the Sale Order by the Bankruptcy Court.  Subject to such different procedures agreed upon by the parties, the Closing will take place via a “paper” close wherein Buyer and Sellers will exchange such documents and instruments or copies thereof sufficient to effect the Closing by electronic or other means without the use of a “roundtable” closing at a particular location. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.2 Sellers’ Deliveries.

Each Seller, or Sellers collectively, as the case may be, will deliver to Buyer at or prior to the Closing or such other time as set forth in this Agreement in a form reasonably acceptable to Buyer:

(a)	A bill of sale, in form reasonably acceptable to Buyer and Sellers, for all of the Acquired Assets that are tangible personal property;
(b)	An agreement for the assumption of the Acquired Contracts and Assumed Liabilities, in form reasonably acceptable to Buyer and Sellers;
(c)

For all intangible Acquired Assets, including all Acquired Contracts, (i) an agreement of assumption and assignment for each registered trademark, registered copyright and domain name, respectively, transferred or assigned hereby and for each pending application therefor, or (ii) an Assignment Order effecting the same, in each case in form reasonably acceptable to Buyer and Sellers;

(d)	A certificate, dated as of the Closing Date, signed by its Secretary, certifying to the accuracy of the matters set forth in Section 6.2(a);

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(e)

Originals (or, to the extent originals are not available, copies) of all Acquired Contracts (together with all material amendments, supplements or modifications thereto) to the extent not already located at the offices of Seller;

(f)	Physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;
(g)	Certificates of title and title transfer documents to all titled motor vehicles included within the Acquired Assets;
(h)	If deemed necessary by Buyer, a Transition Services Agreement in form reasonably acceptable to Buyer and Sellers;
(i)	A Management Services Agreement in form reasonably acceptable to Buyer and Sellers;
(j)

A duly executed IRS Form W-9 from each Seller and a non‑foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the IRC stating that such Seller is not a “foreign person” as defined in Section 1445 of the IRC;

(k)	The officer’s certificate required by Section 6.2; and
(l)	Such other agreements, documents or instruments of assignment and transfer that Buyer may reasonably request; the form and substance of which are acceptable to Sellers.
Section 3.3 Buyer’s Deliveries.

 Buyer will deliver to Sellers at or prior to the Closing or such other time as set forth:

(a)	The Final Purchase Price in accordance with Section 2.4;
(b)	A duly executed counterpart of Buyer to each of the documents listed in Section 3.2(b), (c),(h) and (i);
(c)	A certificate, dated as of the Closing Date, signed by its Secretary, certifying the accuracy of the matters set forth in Section 6.1(a); and
(d)	Such other agreements, documents or instruments of assignment and transfer that Sellers may reasonably request; the form and substance of which are acceptable to Buyer.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES

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Section 4.1 Representations and Warranties of Each Seller.

Each Seller severally represents and warrants to Buyer as of the Execution Date and the Closing Date as follows:

(a)

Organization of Sellers; Good Standing.  Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate or limited liability company (as applicable) power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary. Seller is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in every jurisdiction in which the Business is conducted.

(b)

Authorization and Validity. Subject to the Bankruptcy Court’s entry of the Sale Order, (i) Seller has all requisite power and has been duly authority to enter into this Agreement and any Ancillary Agreements to which Seller is a party and to perform its obligations under this Agreement and under the Ancillary Agreements; and (ii) this Agreement constitutes Seller’s valid and binding obligation, enforceable against Seller in accordance with its respective terms.

(c)

No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement and any Ancillary Agreements to which Seller is a party does not violate or conflict with any provision of Seller’s certificate of incorporation or bylaws or similar organizational documents; and, subject to the Bankruptcy Court’s entry of the Sale Order, does not violate any provision of law, or any order, judgment or decree of any court or Government applicable to Seller or any of its properties or assets; or  violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Seller is party or by which Seller is bound or to which any of Seller’s properties or assets is subject.

(d)

Title to Assets.  Seller owns, and has good, valid, and marketable title to or, with respect to leased locations, a valid leasehold interest in, all of the Acquired Assets owned by it free and clear of all Liens (other than Assumed Liabilities and Permitted Liens) to the maximum extent permitted by Section 363 of the Bankruptcy Code.

(e)

Consents and Approvals.  With the exception of the Bankruptcy Court issuing a Sale Order approving this Agreement, no consent, waiver, authorization or approval of any Person or declaration, filing or registration with any Government is required in connection with the execution and delivery by Seller of this Agreement or any Ancillary Agreement to which Seller is a party or the performance by Seller of its obligations under this Agreement or under the Ancillary Agreements.

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(f)

Litigation.  Other than the bankruptcy proceeding, there are no claims, actions, suits, proceedings or investigations pending, threatened in writing, involving or against Seller, the Acquired Assets or any Related Person of Seller, that could affect the ability of Seller to consummate the transactions contemplated by this Agreement, each Ancillary Agreement or seek to prevent, enjoin, alter or materially delay the Transactions.

(g)	Compliance with Law. The business of Sellers is being conducted in all material respects in compliance with all applicable laws and orders promulgated by any Government applicable to Sellers.
(h)

Books and Records.  The books and records of Sellers, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Sellers contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of Sellers, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Sellers.

(i)

Employees and Employment Matters. No Seller is a party to or bound by any collective bargaining agreement covering the Current Employees (as determined as of the date of this Agreement and the Closing) or former employees of Sellers, nor is there any ongoing strike, walkout, work stoppage, or other material collective bargaining dispute affecting any Seller with respect to the Granite City Business.  To the knowledge of Sellers’, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to the Current Employees (as determined as of the date of this Agreement). Within ten (10) days of the date hereof, Sellers shall make available to Buyer a list of all Current Employees.

(j)	Employee Benefit Plan.
(i)

Schedule 4.1(j) sets forth a complete and accurate list of Sellers’ Employee Benefit Plans.  Sellers have provided to, or made available to, Buyer true and correct copies of each Employee Benefit Plan (including all plan documents and amendments thereto).  Each Employee Benefit Plan has been established, maintained, funded and administered in material compliance with its terms and all applicable requirements of ERISA, the Code, and other applicable Laws.  Each Employee Benefit Plan which is intended to be qualified within the meaning of Code § 401(a) is so qualified and has received a favorable determination letter from the Internal Revenue Service upon which it may rely, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and to the knowledge of Sellers nothing has occurred that is

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reasonably likely to adversely affect the qualified status of such Employee Benefit Plan.  No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and no Seller or any ERISA Affiliate contributes to or has any liability with respect to any such plan.

(ii)

No Seller or ERISA Affiliate is a party to any Multiemployer Plan.  As of the date of this Agreement, no Seller or ERISA Affiliate has incurred any unsatisfied withdrawal liability with respect to any Multiemployer Plan, and no Seller or ERISA Affiliate is bound by any contract or has any liability described in Section 4204 of ERISA.

(iii)

All payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been timely made in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(iv)	As of the date hereof, there is no pending or, to the knowledge of Sellers, threatened, legal proceeding relating to any Employee Benefit Plan.
(v)

Notwithstanding any requirements imposed by the COBRA regulations or otherwise, Sellers shall retain responsibility for all Employee Benefit Plan liabilities and obligations, including, without limitation, for continuation coverage under any Employee Benefit Plan pursuant to the requirements of Section 4980B of the Code and COBRA, and all liabilities and obligations of Sellers relating to employees, former employees, persons laid-off or on inactive status, or their respective dependents, heirs or assigns, who have received, who are receiving as of the Closing Date, or who are or could become eligible to receive any short-term or long-term disability benefits or any other benefits of any kind arising out of or related in any way to the employment of persons by Sellers.  Provided,  however, that Sellers are retaining such responsibility only so long as Sellers maintain a group health plan.

(k)

Liquor Licenses.  Schedule 4.1(k) sets forth a complete and correct list as of the date of this Agreement of all liquor licenses included in the Acquired Assets (including beer and wine licenses) held or used by each Seller, including the Person in whose name such license is issued, issuing agency and location (collectively, the “Liquor Licenses”).  Each of the Sellers is in material compliance with all applicable Laws with respect to the sale of liquor and all alcoholic beverages and has the right to sell liquor at retail for consumption within each of the restaurant locations of such Seller, subject to and in accordance with all applicable provisions of the Liquor Licenses.  To the knowledge of Sellers, since January 1, 2018, (a) there have been no legal proceedings brought or threatened to be brought by or before a Governmental Authority in respect of any such Liquor License, (b) no such Liquor License is

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subject to any due but unpaid tax obligation owed to a Governmental Authority, the outstanding nature of which would preclude transfer of such Liquor License from any of the Sellers to Buyer, and (c) no such Liquor License has been threatened by a Governmental Authority to be revoked, limited or not renewed.

(l)	Intellectual Property Rights.
(i)

Schedule 4.1(l) sets forth an accurate and complete list of (i) all registered Intellectual Property Rights included in the Acquired Assets, and (ii) all material Contracts pursuant to which any Seller obtains the right to use any Intellectual Property Rights.  Sellers own all such registered Intellectual Property free and clear of all Liens (except for Permitted Liens), and all such registered Intellectual Property is valid, subsisting and, to the knowledge of Sellers, enforceable, and is not subject to any outstanding Order adversely affecting Sellers’ use thereof or rights thereto. Except as set forth in Schedule 4.1(l)(i), there exist no pending or, to the knowledge of Sellers, threatened challenges to the ownership and use by Sellers of such Intellectual Property Rights, nor any alleged infringements of such Intellectual Property Rights by third parties.  None of the Intellectual Property Rights included in the Acquired Assets have been licensed by Sellers to any other Person.

(ii)

Except as set forth on Schedule 4.1(l)(ii), to the knowledge of Sellers, none of the use of the Intellectual Property Rights included in the Acquired Assets, the conduct of the Granite City Business as currently conducted, nor any of the products sold or services provided by Sellers or any of their Affiliates in connection therewith, infringes upon or otherwise violates the intellectual property rights of any other Person.

(m)

Environmental Matters.  Other than as may be set forth in the reports described on Schedule 4.1(m), Sellers have not received written notice from any Governmental Authority or third party of any violation of or failure to comply with any environmental Laws (x) with respect to the Leased Real Property which, to the knowledge of Sellers, remains uncorrected, or (y) of any obligation to undertake or bear the cost of any remediation with respect to the Leased Real Property, which to the knowledge of Sellers, remains unperformed.

(n)

Data Security. Other than as may be set forth on Schedule 4.1(n), Sellers have not received any notice, written, oral or otherwise, from any bank, payment processor, Governmental Authority or other third party of any successful or attempted network intrusion, data breach, hack, loss of customer data, loss of customer credit card data or similar intrusion or loss of data. Other than as may be set forth on Schedule 4.1(n), Sellers have not found or been notified of any malicious software, malware, malicious code on any of Seller’s point of sale terminals, front of house computers, back of house computers or other computers.

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(o)	Contracts.
(i)

Schedule 4.1(o) sets forth an accurate list, as of the date hereof, of all Contracts to which a Seller is a party with respect to the Business as of the date hereof (and Sellers have made available, or within ten (10)  days of the date hereof shall make available, to Buyer true and complete copies of all such Contracts).

(ii)

Except as to matters which would not reasonably be expected to have a material adverse effect on the Business, each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence.  Except as previously disclosed to Buyer or otherwise arising out of pre-Petition Date obligations, no Seller is in default under any Contract, nor, to the knowledge of Sellers, is any other party to any Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by any Seller or any other party thereunder. Except as previously disclosed to Buyer (i) no party to any of the Contracts has exercised any termination rights with respect thereto, and (ii) no party has given written notice of any significant dispute with respect to any Contract. Sellers have and will transfer to Buyer at the Closing, good and valid title to the Acquired Contracts, free and clear of all Liens other than Permitted Liens.

(p)	Real Property.
(i)	The (i) Leased Real Property and (ii) brewing facility located in Ellsworth, Iowa, constitutes all of the real property used by Sellers in connection with the Granite City Business.
(ii)	Sellers do not own any real property (other than Improvements being acquired hereunder and the brewing facility located in Ellsworth, Iowa).
(iii)	To the knowledge of Sellers, none of the Leased Real Property is subject to an eminent domain or condemnation proceeding.
(iv)	Schedule 4.1(p) lists each Real Property Lease. Sellers have delivered (or otherwise made available) to Buyer a correct and complete copy of each Real Property Lease.
(v)

Sellers have a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which any Seller is a lessee, free and clear of all Liens other than Permitted Liens. Sellers have all certificates of

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occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Real Property Lease, and Sellers have fully complied with all material conditions of the Permits applicable to them. Except as to matters which would not reasonably be expected to have a material adverse effect, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(vi)

Sellers have not received any notice from any insurance company that has issued a policy with respect to any Real Property Lease requiring performance of any structural or other repairs or alterations to such Real Property Lease. Sellers do not own or hold, nor is any Seller obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, except as may be set forth under the Real Property Leases.

(q)	Taxes.
(i)

Each Seller has timely filed all material Tax returns required to be filed by it with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of such Seller); (ii) all Taxes shown as due on such Tax returns and all other material Taxes otherwise due and owing by Sellers or their Affiliates have been timely paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Case as to which subsequent payment was prohibited by reason of the Bankruptcy Case); and (iii) each Seller has withheld and paid over to the appropriate Governmental Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, vendor, customer, stockholder, creditor or other Person;

(ii)

No Seller is a foreign person within the meaning of Code Section 1445, and Buyer shall not be required to withhold any amount for Taxes of Sellers from the Purchase Price or other consideration provided herein;

(iii)	There are no Liens for Taxes on any of the Acquired Assets, other than Liens for Property Taxes not yet due and payable;
(iv)

No Seller has waived any statute of limitations with respect to any Taxes relating to the Granite City Business or agreed to any extension of time for filing any Tax return with respect to the Granite City Business which has not been filed or consented to extend to a date later than the regular statutory date in which any Tax may be assessed or collected by any Governmental Authority, and to the knowledge of Sellers, no Tax audit, contest,

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examination, or other proceeding with respect to, or relating to, the Taxes of the Granite City Business is ongoing or planned;
(v)	No Seller has any branch, permanent establishment, office, or other place of business outside the United States, and the Granite City Business has solely been operated in the United States;
(vi)	Each Seller and each subsidiary thereof has properly classified for Tax purposes any service providers as employees or independent contractors;
(vii)

None of the Acquired Assets (i) is property that is required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of Section 168(f)(8) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secured any debt the interest of which is tax-exempt under Code Section 103(a); or

(viii)

No Acquired Contract or assumed employee obligation (i) provides for nonqualified deferred compensation within the meaning of  Code Section 409A (and similar state or local law) that is not compliant with Code Section 409A (and similar state or local law) or (ii) gives rise to any “parachute payment” that is not deductible under Code Section 280G or subject to excise tax under Code Section 4999.

(r)

Financial Statements.  Schedule 4.1(r) contains the unaudited consolidated balance sheet of the Business as of June 25, 2019 (the “Balance Sheet”) and the related unaudited statement of operations for the six month period then ended. The financial statements referred to in the foregoing sentence are collectively referred to as the “Financial Statements.” The Financial Statements have been prepared from the books and records of Sellers on an accrual basis consistent with Sellers’ internal accounting practices. Such Financial Statements were prepared in accordance with GAAP.

Section 4.2 Representations and Warranties of Buyer.

 Buyer represents and warrants to Sellers as of the Execution Date and the Closing Date as follows:

(a)

Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

(b)

Authorization and Validity.  Buyer has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which Buyer is a party and to perform its obligations under this Agreement and under the Ancillary Agreement.  The execution and delivery of this Agreement and any Ancillary

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Agreement to which Buyer is a party and the performance of Buyer’s obligations under this Agreement and under the Ancillary Agreements have been, or on the Closing Date will be, duly authorized by all necessary corporate action of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been, and any Ancillary Agreement to which Buyer is a party has been duly executed by Buyer and constitutes Buyer’s valid and binding obligations, enforceable against it in accordance with their respective terms.

(c)

No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party does not violate or conflict with any provision of Buyer’s certificate of incorporation or bylaws or similar organizational documents; violate any provision of law, or any order, judgment or decree of any court or Government applicable to Buyer or any of its properties or assets; or  violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which Buyer is party or by which Buyer is bound or to which any of Buyer’s properties or assets is subject.

(d)

Consents and Approvals.  No consent, waiver, authorization or approval of any Person or declaration, filing or registration with any Government is required in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the performance by Buyer of its obligations under this Agreement or under the Ancillary Agreements.

(e)

Adequate Assurances Regarding Acquired Contracts.  As of the Closing, Buyer will be capable of satisfying the conditions contained in Sections 365(b) and 365(f) of the Bankruptcy Code with respect to the Acquired Contracts.

(f)

Litigation.  There are no claims, actions, suits, proceedings or investigations pending, threatened in writing or against Buyer, or any Related Person of Buyer, that could affect the ability of Buyer to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

(g)

Adequacy of Funds.  Buyer has cash on hand, existing availability under existing lines of credit, or other immediately available financial resources sufficient to pay the Unadjusted Purchase Price, Cure Cost, and all other obligations under Section 1.3(d) at the Closing.

Section 4.3 Warranties Are Exclusive.

 The parties acknowledge that the representations and warranties contained in this Article IV are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed.  Without limiting the foregoing, Buyer acknowledges that, except for the representations and warranties contained in Section 4.1, the Acquired Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular

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purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Section 4.1, SELLERS AND THEIR RELATED PERSONS AND AFFILIATES HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING ANY (A) USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (B) FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES OR (C) OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS. Buyer further acknowledges that Buyer has conducted, or has had an adequate opportunity to conduct, all necessary due diligence related to Sellers’ business, the Acquired Assets, the Assumed Liabilities, and all such other matters relating to or affecting any of the foregoing. In proceeding with the transactions contemplated in this Agreement, except for any representations and warranties expressly set forth in Section 4.1, Buyer is doing so based solely upon its own due diligence and review, all of which has been completed to the satisfaction of Buyer, and Buyer has not relied upon any oral or written statements, representations or guaranties whatsoever, whether express or implied, made by Sellers or its agents and representatives.

ARTICLE V. COVENANTS AND OTHER AGREEMENTS
Section 5.1 Covenants of Sellers.

Sellers covenant to Buyer that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement, and to the extent applicable to the Acquired Assets:

(a)

Conduct of Business Before the Closing.  Except as set forth on Schedule 5.1(b) or unless otherwise agreed by Sellers and Buyer, Sellers will use commercially reasonable efforts to conduct their business in all material respects in the manner in which it has been conducted since the Petition Date and to preserve intact their respective business or organization and relationships with third parties; provided, however, that Sellers will not, without Buyer’s prior approval (which such approval shall not be unreasonably withheld, conditioned or delayed), amend, exercise any option with regard to, or otherwise modify any Real Property Lease.    Sellers further agree to forward all correspondence with regard to any Leased Real Property and/or Real Property Lease and to not take any action with respect to any such correspondence without first obtaining Buyer’s written consent to any such action. Notwithstanding this covenant, Sellers may, with Buyer’s approval not to be unreasonably withheld, take steps to wind down its operations at the locations listed on Schedule 1.1(a) so long as such steps do not increase any of the liabilities being assumed by Buyer in Section 1.3. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, set forth on Schedule 5.1(b) or as Buyer shall otherwise consent in writing, each Seller shall, and shall cause each of its respective Affiliates to, do the following: (i) pay all post-petition bills and invoices for post-petition goods or services promptly when due; (ii) notify Buyer of any material

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adverse change in its condition (financial or otherwise), business, properties, assets or liabilities, or of the commencement of or any material development or disposition with respect to any material governmental complaints, investigations, or hearings (or any written threats thereof); (iii) maintain in the ordinary course customary amounts of cash, cash equivalents and similar cash items at the location of each restaurant in cash registers, safes, strongboxes and lock boxes consistent with past practice; (iv) use its commercially reasonable efforts to keep and maintain possession of and compliance with the terms of all Permits (including Liquor Licenses) necessary or required by Law to own, lease and operate its respective properties (and the Acquired Assets) and to carry on the Business or that are material to the operation of the Business or the Acquired Assets, including by taking all commercially reasonable actions and submitting all payments, applications, and filings necessary to renew any such Permit due to expire at any time before the Closing Date (or 60 days thereafter); and (v) maintain insurance coverage with financially responsible insurance companies substantially similar in all material respects to the insurance coverage maintained by the Business and Sellers on the Petition Date.

(b)

Certain Restricted Conduct. Except as set forth on Schedule 5.1(b) and except as otherwise set forth in this Agreement or as Buyer shall otherwise consent in advance in writing, during the period from the date of this Agreement to the Closing, no Seller shall, and each Seller shall cause each of its respective Affiliates not to, with respect to the Acquired Assets:

(i)	sell, lease, license, transfer, or dispose of other than in the ordinary course of business any Acquired Assets;
(ii)

authorize or enter into any Contract, arrangement, or commitment other than a Contract that is both (x) in the ordinary course of business and (y) not a Contract that would constitute a material Contract if it were effective as of the date of this Agreement;

(iii)	dispose of or permit to lapse any rights in, to or for the use of any material Intellectual Property Right;
(iv)

other than in the ordinary course, authorize, undertake, make, or enter into any commitments obligating any Seller to (x) make or accelerate any capital expenditures or (y) undertake or approve any material renovation or rehabilitation of any Leased Real Property;

(v)

(w) increase any compensation or enter into or amend any employment, severance or other agreement with any of its officers, directors or employees, (x) adopt any new Employee Benefit Plan or amend or terminate or increase the benefits under any existing Employee Benefit Plan, except for changes which are required by Law and changes which are not more

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favorable to participants than provisions presently in effect, (y) hire any employee or individual independent contractor with annual compensation in excess of $75,000, or enter into any new employment or severance agreements that would result in post-termination payments becoming due or payable upon termination of employment or of the individual independent contractor, or (z) assume or enter into any labor or collective bargaining agreement relating to the Business, any employee, or any Acquired Asset;

(vi)	take any action that would constitute or result in an event of default under any debtor-in-possession financing facility agreement or order, and/or cash collateral agreement;
(vii)

permit, offer, agree or commit (in writing or otherwise) to permit, any of the Acquired Assets to become subject, directly or indirectly, to any Lien, except for Permitted Liens, Liens existing on the date of this Agreement and Liens granted before a Closing in connection with any debtor-in-possession financing facility agreement or order, and/or cash collateral agreement;

(viii)

do any other act that would, to the knowledge of Sellers, cause any representation or warranty of any Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect; or authorize or enter into any Contract, agreement, or commitment with respect to any of the foregoing.

(c)

Except as set forth on Schedule 5.1(b), no Seller nor any of its Affiliates shall, with respect to the Acquired Assets: (i) except pursuant to any Order governing the use of cash collateral entered by the Bankruptcy Court in the Bankruptcy Cases, voluntarily, by operation of law, or otherwise, renew, assign, transfer, sublease, mortgage, pledge, hypothecate or otherwise encumber any lease or the leasehold estate constituting a portion of the Business upon which Buyer, Seller or an Affiliate of either has any continuing financial or other obligation (contingent or otherwise) except for Permitted Liens; (ii) renew any lease nor suffer any person other than such Seller, its employees, agents, servants and invitees to occupy or use the premises or any portion thereof, without in any case the express written consent of Buyer, which consent shall not be unreasonably withheld or (iii) terminate, amend, extend, renew, modify, breach or waive any rights under any Real Property Lease or Contract. Any attempt to do any of the foregoing without such written consent shall be null and void. If Sellers request such a consent from Buyer, the request shall be in writing specifying the terms of the renewal; the identity of the proposed assignee or sublessee; the duration of said desired sublease or renewal, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder. Such request for Buyer consent shall

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be submitted to Buyer at least three (3) days in advance of the date on which Sellers desire to make such event occur.
(d)

Cooperation.  Sellers will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated by this Agreement; and assist Buyer’s efforts to transfer any Permits required to own the Acquired Assets.

(e)	Sale Order. Without limiting Section 5.1(d)(ii), Sellers will use commercially reasonable efforts to obtain entry of the Sale Order by the Bankruptcy Court as soon as reasonably practicable.
(f)

D&O Policy.  At or prior to the Closing, a D&O insurance policy, or similar insurance policy acceptable to the Buyer, shall be bound, at Buyer’s sole expense, providing coverage to the directors and officers of Sellers prior to the Closing Date in the same amounts and for at least three (3) years following the Closing Date.

(g)

Access to Records. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Sellers shall reasonably afford, and shall cause their officers, employees, attorneys and other agents to reasonably afford, to Buyer and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to officers and other employees of Sellers for the purposes of evaluating the Granite City Business and all corporate offices, restaurants, warehouses or other facilities, properties, books, accounts, records and documents of, or relating to, the Granite City Business, subject to the terms of the Confidentiality Agreement.

(h)	Notices of Certain Events. Sellers shall promptly notify Buyer and deliver copies to Buyer of:
(i)	any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;
(ii)

any material written communication from any Governmental Authority in connection with or relating to the Transactions, including with respect to Liquor License approvals and any condemnation or eminent domain event affecting any of the Real Property Leases;

(iii)

any correspondence, report or notice required to be given by Sellers to any party under a debtor-in-possession financing facility agreement or order, and/or cash collateral agreement or order, or any other related document, including any variance reports, weekly budget compliance reports, or notice of default; or

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(iv)

the commencement of any actions, suits, investigations or proceedings relating to Sellers or the Granite City Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1.

(i)	Payroll. Promptly following the Closing, the Sellers shall use the proceeds of the Purchase Price to pay all payroll expenses incurred through the date immediately prior to Closing.

Section 5.2 Name Change.  Beginning six (6) months after the Closing, Sellers shall take steps necessary to effect a change in any of its corporate names to remove “Granite City” from such names.  As all Intellectual Property Rights of Sellers are Acquired Assets, Sellers agree after Closing to cease use of any service marks, trademarks, trade names, logos, emblems, signs or insignia related to the Intellectual Property Rights owned by Sellers prior to Closing and, immediately after Closing, to cease holding themselves out as having any affiliation with the Granite City Business (other than for the arrangements under this Agreement and the related Agreements).

Section 5.3 Covenants of Buyer.

Buyer covenants to Sellers that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

(a)

Cooperation.  Buyer will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated by this Agreement.

(b)

Adequate Assurances Regarding Acquired Contracts and Required Orders.  With respect to each Acquired Contract, Buyer will provide adequate assurance of the future performance of such Acquired Contract by Buyer. Buyer will promptly take such actions as may be reasonably requested by Sellers to assist Sellers in obtaining the Bankruptcy Court’s entry of an assumption and assignment order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 5.4 Other Covenants.
(a)

Improper Receipt of Payment.  From and after the Closing, (i) each Seller will promptly forward to Buyer any and all payments received by it that constitutes part of the Acquired Assets; and (ii) Buyer will promptly forward to the respective Seller any and all payments received by Buyer that constitute part of the Excluded Assets.

(b)	Bankruptcy Issues. Buyer and Seller agree that:

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(i)

Filing of Sale and Bidding Procedures Motion.  Sellers filed with the Bankruptcy Court a motion (the “Bidding Procedures Motion”) seeking, among other things, the entry of (i) the Sale Order, and (ii) an Order (the “Bidding Procedures Order”) approving the bidding procedures (the “Bidding Procedures”).

(ii)

Bankruptcy Court Approval of Sale.  Sellers and Buyer shall each use their commercially reasonable efforts, and shall cooperate, assist and consult with each other, to secure the entry of an Order (the “Sale Order”) of the Bankruptcy Court in the Bankruptcy Cases which shall be in the form agreed by the Parties and which Sale Order (i) approves this Agreement, (ii) authorizes the sale of the Acquired Assets pursuant to Sections 363 of the Bankruptcy Code, (iii) authorizes the assumption and assignment of the Acquired Contracts pursuant to Section 365 of the Bankruptcy Code, (iv) on the Closing Date, the Acquired Assets shall be sold to Buyer free and clear of any and all Liens (except for Permitted Liens), including any liens granted during the Chapter 11 Cases, (v) authorizes the Transactions, and (vi) includes findings (x) providing that Buyer is a purchaser in good faith for fair value within the meaning of Section 363(m) of the Bankruptcy Code and entitled to the protection of Section 363(m) of the Bankruptcy Code, and (y) that the consideration for the Acquired Assets constitutes reasonably equivalent value and fair consideration; provided, however, Sellers shall be entitled to take such actions as may be required in connection with the discharge of their fiduciary duties in the Bankruptcy Cases (including soliciting higher and better offers for the Acquired Assets).  In connection with the assumption and assignment of the Acquired Contracts pursuant to Section 365 of the Bankruptcy Code, Buyer shall take all actions required to provide “adequate assurance of future performance” by Buyer under the Acquired Contracts after the Closing.  The Sale Order shall contain findings by the Bankruptcy Court that (a) Buyer is a good-faith buyer under section 363(m) of the Bankruptcy Code, (b) Buyer is not a successor to the Sellers, and (c) the sale of the Acquired Assets contemplated hereby did not involve any improper conduct, including collusion, and cannot be avoided under grounds set forth under section 363(n) of the Bankruptcy Code, unless in the reasonable judgment of Sellers’ professionals, after consultation with Buyer, Sellers believe there exists a factual basis that would preclude the Bankruptcy Court from making such a finding. Sellers and Buyer shall consult with one another in good faith regarding pleadings that either of them intends to file, or positions either of them intend to take, with the Bankruptcy Court in connection with or that might reasonably affect the Bankruptcy Court’s entry of the Sale Order.

(iii)

Liquor Licenses. Sellers shall seek to have included in the Sale Order a provision that immediately upon the Closing, Buyer shall be entitled to continue to sell alcoholic beverages at the premises included in the Acquired

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Assets upon the same terms as Sellers were selling such alcoholic beverages until such time as Buyer has had the time and opportunity to obtain its own Liquor Licenses.  Buyer and/or its parent shall indemnify the Sellers’ estates for any fines, penalties or administrative claims arising from any Liquor License violations or from the purchase and/or sale of alcohol until such time as Buyer’s purchase and transfer of the Liquor Licenses from Sellers to Buyer are completed.

(c)

License to Use Name.  Following the Closing, in accordance with the provisions of this Section 5.4(c), Buyer agrees to grant Sellers a worldwide, royalty free, fully paid and irrevocable license to use the Intellectual Property Rights related to the Granite City brand to the extent relating to any Excluded Assets, provided that, any Seller (or any assignee thereof) using the Granite City brand name shall pay to Buyer a license fee equal to three percent (3%) of such Seller’s annual gross sales.  Any use of the Granite City brand name shall be subject to a mutually agreeable license agreement, which shall be entered into by Buyer with such Sellers determined by Buyer at its sole discretion.

(d)

Avoidance Actions.  Buyer agrees, on behalf of itself and its successors, assigns and other legal representatives, that (1) it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Seller, or any employee, officer, director or contractor of any Seller, on the basis of any Avoidance Action acquired by Buyer pursuant to Section 1.1(v) of this Agreement and (2) it will not transfer or assign any Avoidance Action acquired by Buyer pursuant to Section 1.1(v) of this Agreement to any other Person.

ARTICLE VI. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES
Section 6.1 Conditions Precedent to the Performance by Sellers.

 The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which, other than the condition contained in Section 6.1(c), may be waived by Sellers, in their discretion:

(a)

Representations and Warranties of Buyer.  The representations and warranties of Buyer made in Section 4.2 of this Agreement, in each case, will be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Buyer as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct on and as of such earlier date.

(b)

Performance of the Obligations of Buyer.  Buyer has performed in all material respects all obligations required under this Agreement and any Ancillary Agreement to which Buyer is party to be performed by Buyer on or before the Closing Date.

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(c)

Governmental Consents and Approvals.  The Bankruptcy Court will have entered the Sale Order and the Assignment Order, and such orders will be in full force and effect, and no order staying, reversing, modifying, vacating or amending such orders will be in effect on the Closing Date.

(d)	Closing Deliveries. Buyer will have made the deliveries contemplated under Section 3.3.
Section 6.2 Conditions Precedent to the Performance by Buyer.

 The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which, other than the condition contained in Section 6.2(c), may be waived by Buyer, in its discretion:

(a)

Representations and Warranties of Sellers.  The representations and warranties of Sellers made in Section 4.1 of this Agreement will be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Sellers as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct on and as of such earlier date.

(b)

Performance of the Obligations of Sellers.  Sellers will have performed in all material respects all obligations required under this Agreement or any Ancillary Agreement to which Sellers are party to be performed by Sellers on or before the Closing Date.

(c)

Governmental Consents and Approvals.  The Bankruptcy Court will have entered the Sale Order, which shall include a waiver of the fourteen (14) day stay set forth in Rule 6004(h) of the Federal Rules of Bankruptcy Procedure, and the Assignment Order, and such orders will be in full force and effect.

(d)	Closing Deliveries. Sellers will have made the deliveries contemplated under Section 3.2.
(e)	From the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any material adverse effect on the Granite City Business.
(f)	Sellers shall have delivered a certificate from an authorized officer of Sellers to the effect that each of the conditions specified in Section 6.2(a), (b) and (e) have been satisfied.
(g)

The Bankruptcy Court shall have entered the Sale Order which shall have become final and non-appealable and shall have confirmed the sale of the Acquired Assets described in this Agreement and in accordance with this Agreement to Buyer by the Seller.

ARTICLE VII. TERMINATION

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Section 7.1 Conditions of Termination.

 This Agreement may be terminated only in accordance with this Section 7.1.  This Agreement may be terminated at any time before the Closing as follows:

(a)	By mutual consent of Sellers and Buyer;
(b)

By Sellers, by notice to Buyer, if Sellers have provided Buyer with notice of any material inaccuracy of any representation or warranty contained in Section 4.2, or of a material failure to perform any covenant or obligation of Buyer contained in this Agreement or any Ancillary Agreement to which Buyer is party, and Buyer has failed, within ten (10) Business Days after such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Sellers of Buyer’s ability to remedy such inaccuracy or perform such covenant or obligation; provided,  however, that Sellers will not have the right to terminate this Agreement under this Section 7.1(b) if Sellers are then in material breach of this Agreement;

(c)

By Sellers, if the Bankruptcy Court dismisses Sellers’ Chapter 11 cases or converts the Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code; if the Bankruptcy Court confirms a Chapter 11 plan in Sellers’ Chapter 11 cases; or if the Bankruptcy Court appoints a Chapter 11 trustee or an examiner with expanded powers;

(d)

By Buyer, by notice to Sellers, if Buyer has previously provided Sellers with notice of any material inaccuracy of any representation or warranty of Sellers contained in Section 4.1 or a material failure to perform any covenant or obligation of Sellers contained in this Agreement or any Ancillary Agreement to which Sellers are party, and Sellers have failed, within ten (10) Business Days after such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Buyer of Sellers’ ability to remedy such inaccuracy or perform such covenant; provided,  however, that Buyer will not have the right to terminate this Agreement under this Section 7.1(d) if Buyer is then in material breach of this Agreement;

(e)

By any party by giving written notice to the other parties if the Closing shall not have occurred on or prior to the Outside Date; provided,  however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 7.1(e);

(f)	Automatically, upon the issuance of a final and non-appealable order, decree, or ruling by a Governmental Authority to permanently restrain, enjoin or otherwise prohibit the Closing; or
(g)	By Buyer, by notice to Seller, if (i) if any of the Sellers files (y) any motion with the Bankruptcy Court seeking an order approving, or (z) any plan involving, any

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Alternate Transaction; or (ii) if Sellers enter into a definitive agreement with a third party for an Alternate Transaction;
Section 7.2 Effect of Termination; Remedies.
(a)

In the event of termination pursuant to Section 7.1, this Agreement will become null and void and have no effect (other than Article VII,  Article VIII and Article IX, which will survive termination), with no liability on the part of Sellers, Buyer, or their respective Affiliates or respective Related Persons, with respect to this Agreement or any Ancillary Agreement, except for any liability provided for in this Article VII.

(b)

If this Agreement is terminated pursuant to Section 7.1(a),  (c),  (d), (e), (f) or (g) then, within two (2) Business Days after such termination, the Deposit will be returned to Buyer, without interest.

(c)

If this Agreement is terminated pursuant to Section 7.1(b) then all right, title and interest to the Deposit will automatically vest in Sellers. The Parties hereby agree that it is impossible to determine accurately the amount of damages that Sellers would suffer if the transactions contemplated hereby were not consummated as a result of a breach of this Agreement by Buyer or termination of this Agreement pursuant to Section 7.1(b).  As a result, notwithstanding anything in this Agreement to the contrary, Sellers hereby agree that, in the event of a termination of this Agreement by Sellers under Section 7.1, (i) the Deposit shall be delivered to Sellers as liquidated damages against Buyer for all liabilities of Buyer under this Agreement and (ii) such liquidated damages shall be the sole and exclusive remedy, at Law and equity, of Sellers against Buyer for Buyer’s breach and such termination and Buyer shall have no further liability of any kind to Sellers, any of their Affiliates, or any third party on account of this Agreement.

Section 7.3 Exclusive Remedy; Waiver.

Prior to the Closing, the parties’ sole and exclusive remedies for any claim arising out of or in connection with this Agreement will be termination in accordance with, and obtaining the remedies provided in, this Article VII. The failure by either Sellers or Buyer to pursue or foreclose on any right or remedy against the other party, by itself, will not constitute a waiver, and any waiver under this Article VII will be effective only if made in writing.

ARTICLE VIII. SURVIVAL AND INDEMNIFICATION
Section 8.1 Survival; Indemnification.

 None of the representations and warranties of each Seller and of Buyer made in this Agreement will survive the Closing Date, and all of such representations and warranties will be extinguished by the Closing.  All covenants and agreements of the parties contained in this Agreement will survive Closing, unless otherwise expressly stated therein.  If the Closing occurs, Buyer will indemnify and hold harmless Sellers and their respective Affiliates and Related Persons against any and all losses, liability, expense or damage that result

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from or arise out of the Assumed Liabilities, and will promptly pay such Assumed Liabilities as they become due and payable.

ARTICLE IX. MISCELLANEOUS
Section 9.1 Further Assurances.

 At the request and the sole expense of the requesting party, Buyer or Sellers, as applicable, will execute and deliver, or cause to be executed and delivered, such documents as Buyer or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and the Ancillary Agreements.

Section 9.2 Successors and Assigns.

 This Agreement will inure to the benefit of and will be binding upon the successors and assigns of the parties to this Agreement.

Section 9.3 Governing Law; Jurisdiction.

 This Agreement will be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code or other applicable federal law.  For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.

Section 9.4 Expenses.

 Except as otherwise provided in this Agreement, Sellers and Buyer will pay their own expenses in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated by this Agreement are consummated.

Section 9.5 Broker’s and Finder’s Fees.

Neither Sellers nor Buyer has engaged any broker or finder in connection with any of the transactions contemplated by this Agreement other than Duff & Phelps Securities, LLC, as Sellers’ investment banker, and Hilco Real Estate, LLC, as Sellers’ leasing agent, whose fees and expenses will, as between the parties, be the sole responsibility of Sellers, and, insofar as such party knows, no other broker or other Person is entitled to any commission or finder’s fee in connection with any of the transactions contemplated by this Agreement.

Section 9.6 Severability.

 In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, such provision will survive to the extent it is not so declared, and all of the other provisions of this Agreement will remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as set forth on the Execution Date.

Section 9.7 Notices.

    All notices, requests, demands, consents and other communications under this Agreement will be in writing and will be deemed to have been duly given: on the date of service, if served personally on the party to whom notice is to be given; on the day of transmission, if sent via facsimile transmission to the facsimile number given

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below or by electronic mail to the electronic mail address given below; on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given; or on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:

Granite City Food & Brewery Ltd.

3600 American Boulevard West

Suite 400

Bloomington, MN 55431

Attention:  Nathan G. Hjelseth

Email:  nhjelseth@gcfb.net

Facsimile:  (952) 215-0671

With a copy to (which will not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention:  Brett D. Anderson

Email: banderson@taftlaw.com

Facsimile:  (612) 977-8400

If to Buyer:

BBQ Acquisition Inc.

c/o BBQ Holdings, Inc.

12701 Whitewater Drive, Suite 290

Minnetonka, MN 55343

Attn: Michael Medved

Email: Michael.Medved@bbq-holdings.com

(a)	Any party may change its address, facsimile number or email address for the purpose of this Section 9.7 by giving the other parties written notice of its new address in the manner set forth above.
Section 9.8 Amendments; Waivers.

 This Agreement may only be amended or modified, and any of the terms, covenants, representations, warranties or conditions of this Agreement may only be waived, by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will not be deemed to be or construed as a furthering or

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continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 9.9 Public Announcements.

Promptly following the Execution Date, Sellers will make a press release in form and substance reasonably satisfactory to Sellers and Buyer regarding the transactions contemplated in this Agreement.  Promptly after the Closing, the parties will make a joint press release in form and substance reasonably satisfactory to both of them regarding the transactions contemplated in this Agreement.  Except as provided in the foregoing sentence, no party will make any press release or public announcement concerning the transactions contemplated by this Agreement without first coordinating their communications strategy with the other party, unless a press release or public announcement is required by law, the rules of any stock exchange, or is permitted by, or required by an order of, the Bankruptcy Court.  If any such announcement or other disclosure is required by law, the rules of any stock exchange or is permitted by, or required by an order of, the Bankruptcy Court, the disclosing party will use reasonable efforts to give the non-disclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure; provided, there will be no liability to the disclosing party for failure to notify the other party.  The parties acknowledge that Sellers will file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 9.10 Entire Agreement.

 This Agreement and the Ancillary Agreements contain the entire understanding between the parties with respect to the transactions contemplated by this Agreement and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  The Recitals and all Schedules to this Agreement and any documents and instruments delivered pursuant to any provision of this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.

Section 9.11 No Third Party Beneficiaries.

 Nothing in this Agreement is intended to or will confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and Buyer and their respective successors and permitted assigns.  Nothing in this Agreement is intended to or will relieve or discharge the obligator of liability of any third Persons to Sellers or to Buyer.  This Agreement is not intended to give and will not give any third Persons any right of subrogation or action over or against Sellers or Buyer.

Section 9.12 Headings.

 The article and section headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

Section 9.13 Counterparts; Delivery.

 This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.  The signature of any of the parties may be delivered and made by facsimile, portable document format (“pdf”) or other electronic means capable of creating a printable copy, and each such signature will be treated as original signatures for all purposes.

Section 9.14 Construction.

 Any reference to any law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.    The word

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“including” means including without limitation.  Any reference to the singular in this Agreement will also include the plural and vice versa. The phrase “to which any Seller is a party,” or similar construction, is intended to limit the applicable listing of any items, properties, assets, or Contracts to only those items that a Seller actually owns or to which any Seller is actually a party, as the case may be, and is meant to exclude any listed property or Contract otherwise.

Section 9.15 Bulk Sales.

 Buyer waives compliance with any laws governing bulk sales, including any applicable provisions of the Uniform Commercial Code.

ARTICLE X. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” has the meanings set forth in Section 1.2(b).

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Contracts” has the meaning set forth in Section 1.1(g).

“Acquired Deposits” has the meaning set forth in Section 1.1(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Adjustment Notice” has the meaning set forth in Section 2.7.

“Ancillary Agreements” means the Confidentiality Agreement, any bill of sale, assignment or assumption agreement, transition services agreement, management services agreement or other related agreements by and between Sellers and Buyer effecting or evidencing the transactions contemplated under this Agreement.

“Assignment Order” means an order of the Bankruptcy Court pursuant to Sections 105 and 365 of the Bankruptcy Code, which order will (i) authorize the assumption by Sellers and assignment to Buyer of the Acquired Contracts, (ii) establish the Cure Costs relating to the Acquired Contracts, and (iii) provide that Buyer has demonstrated adequate assurance of future performance under the Acquired Contracts.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Avoidance Actions” shall mean all claims and causes of action arising under Sections 502, 510, 541, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, or under applicable non-bankruptcy law arising out of the same set of facts, and the net proceeds from any of the foregoing.

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“Backup Bid” has the meaning set forth in Error! Reference source not found..

“Backup Bidder” has the meaning set forth in Error! Reference source not found..

“Balance Sheet” has the meaning set forth in Section 4.1(r).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidding Procedures” has the meaning set forth in Section 5.4(b)(i).

“Bidding Procedures Motion” has the meaning set forth in Section 5.4(b)(i).

“Bidding Procedures Order” has the meaning set forth in Section 5.4(b)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday and any day that is a federal legal holiday.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Notice” has the meaning set forth in Section 2.3(b).

“Cadillac Ranch Business” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement Buyer executed in conjunction with its review of Sellers’ records.

“Contract” means any contract, agreement, lease or sublease, license or sublicense, instrument, indenture, commitment or undertaking, whether in written form or otherwise.

“Corporate Level” means, as applicable, any assets, properties, expenses, costs, commitments, Contracts, obligations, liabilities or other operational activities or items conducted or owned by Sellers primarily for the collective benefit of all restaurant locations and their employees, including, but not limited to, all Sellers’ Employee Benefit Plans, if any, and all liabilities and obligations of Sellers thereunder.

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“Cure Costs” has the meaning set forth in Section 1.3(a).

“Current Employees” means all employees of Sellers employed immediately prior to the discharge of employees required by the closing of the Transactions, whether active or not (including those on short-term disability, leave of absence, paid or unpaid, or long-term disability).

“Deposit” has the meaning set forth in Section 2.2(a).

“Designation Cost Overage” has the meaning set forth in Section 1.6(b).

“Designation Notice” has the meaning set forth in Section 1.6(c).

“Designation Rights Asset” has the meaning set forth in Section 1.6(b).

“Designation Rights Period” has the meaning set forth in Section 1.1.

“Employee Benefit Plans” means (i) all employee benefit plans as defined in section 3(3) of ERISA; (ii) all compensation, pay, severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit plans, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, N.A.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” means any Contract to which a Seller is a party that is not an Acquired Contract.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Execution Date” has the meaning set forth in the Preamble.

“Final Purchase Price” has the meaning set forth in Section 2.1.

“Financial Statements” has the meaning set forth in Section 4.1(r).

“Government” means any agency, division, subdivision or governmental or regulatory authority, or any adjudicatory body thereof, of the United States or any state or territory thereof.

“Governmental Authority” means any federal, state, local, municipal, foreign, supranational or other governmental or quasi‑governmental authority of any nature (including any governmental

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agency, branch, bureau, commission, department, official or entity and any court or other tribunal), or any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority, or arbitral body.

“Granite City Business” has the meaning set forth in the Recitals.

“Improvements” means all leasehold improvements located, placed, constructed or installed on or under any parcel of Leased Real Property, including all utilities, fire protection, security, surveillance, telecommunications, computer, wiring, cable, heat, exhaust, ventilation, air conditioning, electrical, mechanical, plumbing and refrigeration systems, facilities, lines, installations and conduits.

“Intellectual Property Rights” means all of Sellers’ intellectual property, including: (i) patents, patent applications and patent rights; (ii) trademarks (registered and at common law), trademark registrations and applications, trade names, logos, trade dress, brand names, service marks (registered and at common law), service mark registrations and applications, websites, domain names and other indicia of source and all goodwill associated therewith (subject to those restrictions under the Franchise Agreements); (iii) works of authorship, copyrights, copyright registrations and applications for registration, and moral rights; (iv) know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections; (v) all source and object code, software, algorithms, architecture, structure, display screens, layouts, inventions, development tools; (vi) all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records; and (vii) all other intellectual property rights related to the Granite City Business.

“Inventory” means all supplies, goods, finished goods, materials, raw materials, work in process, perishable inventory and stock in trade owned by any Seller, whether or not prepaid, and wherever located, held or owned, including all fresh and frozen foodstuffs, alcoholic beverages, non-alcoholic beverages, disposable paper goods (such as napkins and paper towels), silverware, plates and dining ware, cups, glassware, mugs, cooking utensils, packaging materials, ingredients soaps and detergents, condiments, retail merchandise, replacement and spare parts and fuels and other similar items.

“Law” means any law, statute, regulation, rule, code, constitution, ordinance, treaty, rule of common law, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 1.1(a).

“Leasehold Improvements” means those fixtures, structures and other improvements located on any Leased Real Property used in the operation of Sellers’ business.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), hypothecation, pledge, security interest, claim, encumbrance, restriction, charge, instrument, preference, priority, option, or right of first refusal, of any kind or nature, whether

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secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown (including real property, tangible property and intangible property and including any “Lien” as defined in the Bankruptcy Code).

“Liquor Licenses” has the meaning set forth in Section 4.1(k).

“Outside Date” means the date that is one hundred twenty (120) days following the Execution Date.

“Permits” has the meaning set forth in Section 1.1(h).

“Permitted Liens” means (i) Liens granted by Buyer at or after the Closing in connection with any financing of Buyer related to the purchase of the Acquired Assets pursuant to this Agreement (but not including Liens related to any Leased Real Property); (ii) non-monetary Liens that do not materially interfere with the ability of Buyer to own and operate the Acquired Assets in substantially the manner as operated immediately prior to the execution of this Agreement; (iii) Liens that arise under zoning, building codes, land use and other similar laws, none of which would materially interfere with the ownership or operation by Buyer of any of the Acquired Assets following the Closing in substantially the manner as owned and operated immediately prior to the execution of this Agreement; (iv) Liens for Taxes not yet due and payable in respect of Acquired Assets; and (v) with respect to leased or licensed property, the terms and conditions of the lease or license applicable thereto.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Petition Date” has the meaning set forth in the Recitals.

“Prepaid Expenses” has the meaning set forth in Section 1.1(e).

“Price Adjustment Costs” has the meaning set forth in Section 2.3(b).

“Property Costs” has the meaning set forth in Section 2.3(a)(iii),

“Property Tax Costs” has the meaning set forth in Section 2.3(a)(iii).

“Property Taxes” means all real estate and personal property Taxes, and other related assessments and fees, arising from the Acquired Assets.

“Real Property Lease” means any lease arrangement or agreement for the Leased Real Property identified and included in the Acquired Contracts.

“Rebates” has the meaning set forth in Section 1.2(c).

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“Records” means the books, records, information, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists, supplier lists and mailing lists), plans (whether written, electronic or in any other medium), drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, studies, reports, data and similar materials related to the Granite City Business.

“Rejected Contracts” has the meaning set forth in Section 1.5(a).

“Related Person” means, with respect to any Person, all present directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Rent Costs” has the meaning set forth in Section 2.3(a)(ii).

“Sale Order” means an order of the Bankruptcy Court approving the sale and transfer of the Acquired Assets and Assumed Liabilities to Buyer pursuant to Sections 105 and 363 of the Bankruptcy Code, which order will include: (i) authorization of the assumption by Sellers and assignment to Buyer of the Acquired Contracts; (ii) terms and conditions consistent with the terms and conditions of this Agreement; and (iii) such other terms and conditions acceptable to Sellers and Buyer.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Store Cash” has the meaning set forth in Section 2.3(a)(i).

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, whether payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), which taxes will include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under Section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Total Consideration” has the meaning set forth in Section 2.1.

“Transaction Taxes” has the meaning set forth in Section 2.6.

“Transactions” has the meaning set forth in the Recitals.

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“Transition Services Agreement” means a transition services agreement in a form acceptable to Buyer and Sellers, which requires Sellers to provide certain services requested by Buyer during a transition period in exchange for Buyer’s direct payment of costs associated therewith (or the reimbursement by Buyer of Seller’s direct costs associated therewith) and ensuring that all administrative expenses of Sellers created by virtue of providing such transition services are paid.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.1.

“Utility Deposits” means all utility deposits paid by Sellers prior to the Closing Date and all rights to the refund of all or any portion thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the Execution Date.

BUYER:

BBQ Acquisition, Inc.

By:

Name: Jeff Crivello

Title: CEO

SELLERS:

Granite City Food & Brewery Ltd.

By:

     Richard H. Lynch, President

Granite City – Arkansas, Inc.

By:

     Richard H. Lynch, President

Granite City – Orland Park, Inc.

By:

     Richard H. Lynch, President

Granite City – Creve Coeur, Inc.

By:

     Richard H. Lynch, President

[Signature Page - Asset Purchase Agreement]

Granite City – Rockford, Inc.

By:

     Richard H. Lynch, President

Granite City – Peoria, Inc.

By:

     Richard H. Lynch, President

Granite City of Indiana, Inc.

By:

     Richard H. Lynch, President

Granite City of Ohio, Inc.

By:

     Richard H. Lynch, President

Granite City Restaurant Operations, Inc.

By:

     Richard H. Lynch, President

Granite City of Kansas, Ltd.

By:

     Richard H. Lynch, President

Granite City of Maryland, Inc.

By:

     Richard H. Lynch, President

[Signature Page - Asset Purchase Agreement]

Schedule A

Sellers

1.	Granite City Food & Brewery Ltd., a Minnesota corporation.
2.	Granite City – Arkansas, Inc., an Arkansas corporation.
3.	Granite City – Orland Park, Inc., an Illinois corporation.
4.	Granite City – Creve Coeur, Inc., a Missouri corporation.
5.	Granite City – Rockford, Inc., an Illinois corporation.
6.	Granite City – Peoria, Inc., an Illinois corporation.
7.	Granite City of Indiana, Inc., an Indiana corporation.
8.	Granite City of Ohio, Inc., a Ohio corporation.
9.	Granite City Restaurant Operations, Inc., a Minnesota corporation.
10.	Granite City of Kansas, Ltd., a Kansas corporation.
11.	Granite City of Maryland, Inc., a Minnesota corporation.

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